June 5, 2008

Mr. Steven Shawley
21 Upper Conway Court
Chesterfield, MO 63017

Dear Steve,

Congratulations on your promotion to Senior Vice President and Chief Financial Officer. This position will be located in Davidson, NC. The following summarizes the impact of the promotion on your compensation and benefits.

1.	Your starting base salary will be at an annual rate of $525,000 (five hundred, twenty-five thousand U.S. dollars) paid monthly. This will be effective June 1, 2008.

2.
Your AIM annual target opportunity will remain at 90% of base salary. Actual AIM awards depend upon your performance, the performance of your Sector and the performance of Ingersoll-Rand Company Limited. For performance year 2008, this variable pay award will be prorated using the respective metrics for the two positions you have held.

3.
Your annual 2008 stock option award target opportunity (payable February 2009) has been increased to 125% of base salary. Annual stock option awards are contingent on and variable with your performance and the Company’s financial performance, specifically, earnings per share against plan. For the 2008 performance year, your award will be based on the new target for the full year.

4.
In addition, you will receive a one-time special stock option grant of 100,000 options. These options will vest 50% on February 15, 2012 and 50% on February 15, 2014 and will be priced based on the Fair Market Value on June 4, 2008, the date the Compensation Committee approved this award.

5.
Your Performance Share target award will increase to 14,000 performance shares for performance year 2008 (awardable February 2009). For performance year 2008, the terms and conditions of this award will remain virtually unchanged from 2007. However, integration teams have been formed to work on the development of compensation programs including a redesigned Long Term Incentive Plan for the combined entity, which are expected to be in place by January 1, 2009.

Steve Shawley	2	June 5, 2008

6.
You are currently fully vested in the Elected Officer Supplemental Program (EOSP). If you remain with the Company until age 60, the normal earlier retirement reduction will be waived, i.e., you will receive an unreduced benefit based on your years of service to that date.

7.	As Chief Financial Officer, you will be issued a new Change-in-Control agreement with favorable provisions.

8.	You will be eligible for the Company’s Relocation Program including the completion of your Minneapolis, MN move and home sale assistance from both St. Louis, MO and Minneapolis, MN.

Steve, congratulations again on your promotion. If you have any questions regarding the changes in your compensation and benefits, please contact Marcia Avedon (201-573-3563 or Rob Butler (201-573-3137).

Sincerely,

Herbert L. Henkel
Chairman, President and
Chief Executive Officer

cc:	Marcia Avedon
Rob Butler